UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person

Francis E. Girard
P.O. Box 234
Paine Avenue
Prides Crossing, MA 01965

2. Issuer Name and Ticker or Trading Symbol

   Comverse Technology, Inc. -- CMVT

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year

   NOVEMBER/1998

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (x) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)


7. Individual or Joint/Group Filing (Check Applicable Line)

   (x) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
----------------------------------------------------------------------------------------------------------------------------------|
Common Stock, par value    |11/24/|  M | | 5,000            |A  |$21.5385   |                   |D     |                           |
$.10 per share             |98    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |11/24/|  M | | 5,000            |D  |$58.00     |  59,415           |D     |                           |
                           |98    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |      |    | |                  |   |           |                   |D     |                           |
                           |      |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|

___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Stock Option          |$21.5385|11/24| M  | | 5,000     |  D  |5/15|5/15/|Common Stock| 5,000 |  (1)  | 382,553    | D |           |
   (right)            |        |/98  |    | |           |     | /98| /05 |            |       |       |            |   |           |
                      |        |     |    | |           |     |    |     |            |       |       |            |   |           |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |     |    |     |            |       |       |            |   |           |
                      |        |     |    | |           |     |    |     |            |       |       |            |   |           |
                      |        |     |    | |           |     |    |     |            |       |       |            |   |           |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:

(1) Mr. Girard received these options on May 15, 1995, pursuant to a stock option plan.

SIGNATURE OF REPORTING PERSON
/s/ Francis E. Girard
---------------------
Francis E. Girard

DATE
12/5/98